Exhibit 99.1
INVESTOR RELATIONS CONTACT:
Steven D. Barnhart,
Senior Vice President and Chief Financial Officer
847-286-8700
FOR IMMEDIATE RELEASE:
August 30, 2013
SEARS HOMETOWN AND OUTLET STORES, INC. REPORTS SECOND QUARTER 2013 RESULTS AND ANNOUNCES STOCK REPURCHASE PROGRAM
HOFFMAN ESTATES, Ill. - Sears Hometown and Outlet Stores, Inc. (NASDAQ: SHOS) today reported results for its quarter ended August 3, 2013 and announced that its Board of Directors approved a stock repurchase program.
Results for the second quarter included:

•	Operating income decreased 54% to $15.4 million compared to $33.7 million in the prior year

•	Net income attributable to stockholders decreased 57% to $9.1 million ($0.40 income per diluted share) compared to $21.1 million ($0.91 income per diluted share) in the prior year

•	Adjusted EBITDA decreased 52% to $17.5 million compared to $36.7 million in the prior year

•	Comparable store sales increased 1.4% versus the prior year
Year-to-date results through the second quarter included:

•	Operating income decreased 41% to $40.1 million compared to $68.2 million in the prior year

•	Net income attributable to stockholders decreased 42% to $24.1 million ($1.04 income per diluted share) compared to $41.7 million ($1.80 income per diluted share) in the prior year

•	Adjusted EBITDA decreased 39% to $44.5 million compared to $73.5 million in the prior year

•	Comparable store sales decreased 1.8% versus the prior year

Bruce Johnson, Chief Executive Officer and President, said, "Second quarter net sales growth of 1.9% reflected comparable store growth of 1.4%, plus the benefit of new store openings. We saw increased sales in most categories, including double-digit growth in lawn and garden and growth in comparable store sales in home appliances. Margins declined, primarily due to an unfavorable product mix in Outlet, our response to an increasingly competitive appliance retail landscape, and lower initial franchise revenues. We are adjusting pricing/promotional plans, enhancing Outlet sourcing capabilities, and focusing on higher margin categories and product lines to improve profitability. Profitability was also affected by $6.4 million of expenses incurred as a result of operating as an independent public company, which expenses were not incurred in the prior year."
Second Quarter Results

We operate through two segments--our Sears Hometown and Hardware segment ("Hometown") and our Sears Outlet segment ("Outlet").

Net sales in the second quarter of 2013 increased $12.4 million, or 1.9%, to $656.9 million from the second quarter of 2012. This increase was driven primarily by a 1.4% increase in comparable store sales and new stores (net of closures). Partially offsetting these increases were lower initial franchise revenues (which were $1.8 million in the second quarter of 2013 compared to $4.6 million in the second quarter of 2012), lower Outlet apparel liquidation revenues, and an unfavorable impact of the calendar shift due to the 53rd week in 2012.

The comparable store sales increase of 1.4% was comprised of a 0.4% decrease in Hometown and a 8.2% increase in Outlet. The 1.4% increase was primarily driven by increased sales in lawn and garden and home appliances partially offset by consumer-electronics comparable sales that were down over 50% (following a planned exit of the business in the majority of Hometown stores), and lower apparel sales in Outlet.

We recorded operating income of $15.4 million and $33.7 million in the second quarters of 2013 and 2012, respectively. The $18.3 million decrease in operating income was driven by a decrease in gross margin rate and an increase in selling and administrative expenses partially offset by higher sales. Included in these impacts on year-over-year operating income were an estimated $6.4 million of higher operating costs in the second quarter of 2013 incurred as a result of operating as an independent public company since our separation from Sears Holdings Corporation ("Sears Holdings") in October 2012 (the "Separation").

Gross margin was $148.4 million, or 22.6% of net sales, in the second quarter of 2013 compared to $160.0 million, or 24.8% of net sales, in the second quarter of 2012. The decrease in gross margin rate was primarily driven by (1) lower margins on merchandise sales, (2) $3.6 million of Outlet distribution center costs that were separated from selling store costs and were reflected in selling and administrative expense in 2012, (3) $2.8 million of lower initial franchise revenues, (4) lower Outlet merchandise-liquidation income, (5) an $0.8 million benefit in the second quarter of 2012 from the impact of store closing reserves established in 2011 (which benefit did not recur in the second quarter of 2013), and (6) $0.6 million primarily consisting of additional occupancy costs incurred as a result of operating as an independent company since the Separation. These decreases were partially offset by lower occupancy costs resulting from the conversion of Company-owned stores to franchisee-owned stores, a favorable impact on the overall gross margin rate resulting from increased protection agreement revenues, and the pass-through by Sears Holdings of higher cash discounts on Sears Holdings' purchases of merchandise sold to us.

Selling and administrative expenses increased to $130.9 million, or 19.9% of net sales, in the second quarter of 2013 from $124.1 million, or 19.3% of net sales, in the prior year quarter. The increase was primarily due to higher owner commissions in both Hometown and Outlet (primarily related to the conversion of Company-owned stores to franchisee-owned stores) and an estimated $5.8 million of higher operating costs incurred as a result of operating as an independent company. These increases were partially offset by (1) $3.6 million in Outlet distribution-center costs that were separated from selling store costs and were reflected in selling and administrative expense in the second quarter of 2012 and reflected in gross margin in the second quarter of 2013, (2) a reduction in payroll and benefits related to the franchise conversions, and (3) a $0.8 million store closing reserve taken in the second quarter of 2012.
Financial Position

We had cash and cash equivalents of $23.8 million as of August 3, 2013, $0.6 million as of July 28, 2012, and $20.1 million as of February 2, 2013. Availability as of August 3, 2013 under our Credit Agreement, dated as of October 11, 2012, among the Company, its subsidiaries, Bank of America, N.A., and other lenders (the “Senior ABL Facility”) was $211.7 million with $34.9 million drawn and $3.4 million of letters of credit outstanding under the facility. Through the second quarter of 2013, we financed our operations and investments primarily with short-term borrowings under the Senior ABL Facility. Our primary need for liquidity was to fund inventory purchases and capital expenditures and for general corporate purposes.
Total merchandise inventories were $445.6 million at August 3, 2013 and $404.0 million at July 28, 2012. Merchandise inventories increased primarily due to (1) planned higher inventory in home appliances, (2) an increase in the number of stores, (3) assortment expansion in tools and mattresses, (4) higher air conditioner and dehumidifier inventory resulting from softer sales in the second quarter of 2013, (5) seasonal purchases of mowers and patio furniture along with late-season tractor receipts in lawn and garden and (6) an increase in the cost of KENMORE® and CRAFTSMAN® merchandise purchased from Sears Holdings resulting from a post-Separation change in the treatment of warranty costs. Post-Separation, Kenmore and Craftsman products are purchased with warranty included, which results in a higher product cost but eliminates any later warranty costs. The higher product cost and the warranty savings are expected to be comparable. The inventory increases were partially offset by a reduction in consumer electronics resulting from the exit of this category in the majority of Hometown stores and lower apparel inventory in Outlet due to a decline in receipts compared to the prior year.
Adjusted EBITDA

In addition to our net income determined in accordance with GAAP, for purposes of evaluating operating performance we generally use Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization, or “Adjusted EBITDA.” Following the Separation our management has used Adjusted EBITDA to evaluate the operating performance of our business for comparable periods. While Adjusted EBITDA is a non-GAAP measurement, management believes that it can be an important indicator of operating performance because it excludes (1) the effects of financing and investing activities by eliminating interest and depreciation costs and (2) store closing charges and severance costs that may vary significantly from period to period and have a disproportionate effect in a given period, which affects comparability of results. During our fiscal quarters ended August 3, 2013 and July 28, 2012 we incurred zero and $0.8 million of store closing charges and severance costs, respectively. Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as Adjusted EBITDA excludes a number of important cash and non-cash recurring items. Adjusted EBITDA should not be considered as a substitute for GAAP measurements.

The following table presents a reconciliation of Adjusted EBITDA to Net income, the most comparable GAAP measure, for each of the periods indicated:

	13 Weeks Ended		26 Weeks Ended
Thousands	August 3, 2013	July 28, 2012	August 3, 2013	July 28, 2012
Net income	$9,135	$21,067	$24,132	$41,660
Income tax expense	6,073	13,606	15,621	27,060
Other income	(431)	(988)	(846)	(1,214)
Interest expense	642	—	1,231	669
Operating income	15,419	33,685	40,138	68,175
Depreciation	2,050	2,228	4,392	4,533
Store closing charges and severance costs	—	797	—	797
Adjusted EBITDA	$17,469	$36,710	$44,530	$73,505

Stock Repurchase Program
The Company announced that its Board of Directors authorized a $25 million repurchase program for the Company's outstanding common stock. The timing and amount of repurchases will depend on various factors, including market conditions, the Company's capital position and internal cash generation, and other factors. The Company's repurchase program does not include specific price targets, may be executed through open-market, privately negotiated, and other transactions that may be available, and may include utilization of Rule 10b5-1 programs. The repurchase program does not obligate the Company to repurchase any dollar amount, or any number of shares, of common stock. The repurchase program does not have a termination date, and the Company may suspend or terminate the repurchase program at any time.
Shares that are repurchased by the Company pursuant to the repurchase program will be retired and resume the status of authorized and unissued shares of common stock.

Amendment to Senior ABL Facility
The Company also announced that it has entered into an amendment (the “Amendment”) to the Senior ABL Facility. The Amendment eliminates, effective August 29, 2013, the Company's negative covenant in Section 7.06 of the Senior ABL Facility that provides that the Company will not, among other things, declare any cash dividend or repurchase any of the Company's common stock, in each case prior to October 12, 2013. The Amendment does not eliminate the Company's other negative covenants in Section 7.06 of the Senior ABL Facility which, among other things, state that the Company may declare and pay cash dividends to its stockholders and may repurchase its common stock only if the following conditions are satisfied: either (a) (i) no specified default then exists or would arise as a result of the declaration or payment of the cash dividend or as a result of the stock repurchase, (ii) the Company and its subsidiaries that are also borrowers have demonstrated to the reasonable satisfaction of the agent for the lenders that monthly availability (as determined in accordance with the Senior ABL Facility), immediately following the declaration and payment of the cash dividend or the stock repurchase and as projected on a pro forma basis for the twelve months following and after giving effect to the declaration and payment of the cash dividend or the stock repurchase, would be at least equal to the greater of (x) 25% of the Loan Cap (which is the lesser of (A) the aggregate commitments of the lenders and (B) the borrowing base) and (y) $25,000,000, and (iii) after giving pro forma effect to the declaration and payment of the cash dividend or the stock repurchase as if it constituted a specified debt service charge, the specified consolidated fixed charge coverage ratio, as calculated on a trailing twelve months basis, would be equal to or greater than 1.1:1.0, or (b) (i) no specified default then exists or would arise as a result of the declaration or payment of the cash dividend or the stock repurchase, (ii) payment of the cash dividend or the stock repurchase is not made with the proceeds of any credit extension under the Senior ABL Facility, (iii) during the 120-day period prior to declaration and payment of the cash dividend or the stock repurchase, no credit extension was outstanding under the Senior ABL Facility, and (iv) the Company demonstrates to the reasonable satisfaction of the agent for the lenders that, on a pro forma and projected basis, no credit extensions would be outstanding under the Senior ABL Facility for the 120-day period following the declaration and payment of the cash dividend or the stock repurchase.

Forward-Looking Statements
This news release contains forward-looking statements (the “forward-looking statements”). The forward-looking statements are subject to significant risks and uncertainties that may cause our actual results, performance, and achievements in the future to be materially different from the future results, future performance, and future achievements expressed or implied by the forward-looking statements. Forward-looking statements include, without limitation, information concerning our future financial performance, business strategy, plans, goals and objectives. The forward-looking statements are based upon the current beliefs and expectations of our management. The following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: our continued reliance on Sears Holdings Corporation ("Sears Holdings") for most products and services that are important to the successful operation of our business; our potential need to depend on Sears Holdings beyond the expiration or earlier termination by Sears Holdings of certain of our agreements with Sears Holdings; the willingness and ability of Sears Holdings to meet what we believe are Sears Holdings' contractual obligations to us; our ability to successfully resolve existing and, if any arise, future contractual disputes with Sears Holdings; our ability to offer merchandise and services that our customers want, including those under the KENMORE®, CRAFTSMAN®, and DIEHARD® brands (which brands are owned by subsidiaries of Sears Holdings); the sale by Sears Holdings and its subsidiaries to other retailers that compete with us of major home appliances and other products branded with the Kenmore, Craftsman, or DieHard brands; our ability to successfully manage our inventory levels and implement initiatives to improve inventory management and other capabilities; competitive conditions in the retail industry; worldwide economic conditions and business uncertainty, the availability of consumer and commercial credit, changes in consumer confidence, tastes, preferences and spending, and changes in vendor relationships; the fact that our past performance generally, as reflected on our historical financial statements, may not be indicative of our future performance as a result of, among other things, the consolidation of Hometown and Outlet into a single business entity, the Separation, operating as a standalone business entity, and the impact of increased costs due to a decrease in our purchasing power following the Separation and other losses of benefits associated with being wholly owned by Sears Holdings and its subsidiaries; our agreements related to the rights offering and Separation transactions and our continuing relationship with Sears Holdings were negotiated while we were a subsidiary of Sears Holdings and we may have received different terms from unaffiliated third parties; anticipated limitations and restrictions in the Senior ABL Facility and related agreements governing our indebtedness and our ability to service our indebtedness; our ability to obtain additional financing on acceptable terms; our dependence on independent dealers and independent franchisees to operate their stores profitably and in a manner consistent with our concepts and standards; our dependence on sources outside the U.S. for significant amounts of our merchandise inventories; impairment charges for goodwill or fixed-asset impairment for long-lived assets; our ability to attract, motivate and retain key executives and other employees; the impact of increased costs associated with being an independent company; our ability to maintain effective internal controls as a public company; our ability to realize the benefits that we expect to achieve from the Separation; low trading volume of our common stock due to limited liquidity or a lack of analyst coverage; the impact on our common stock and our overall performance as a result of our principal stockholders' ability to exert control over us; and other risks, uncertainties, and factors discussed in our most recent Quarterly Report on Form 10-Q and other filings with the Securities and Exchange Commission. We intend the forward-looking statements to speak only as of the date of this news release, and we do not undertake to update or revise the forward-looking statements as more information becomes available.
About Sears Hometown and Outlet Stores, Inc.

Sears Hometown and Outlet Stores, Inc. is a national retailer primarily focused on selling home appliances, hardware, tools and lawn and garden equipment. Our Hometown stores are designed to provide our customers with in-store and online access to a wide selection of national brands of home appliances, tools, lawn and garden equipment, sporting goods, and household goods, depending on the particular format. Our Outlet stores are designed to provide our customers with in-store and online access to new, one-of-a-kind, out-of-carton, discontinued, obsolete, used, reconditioned, overstocked, and scratched and dented products across a broad assortment of merchandise categories, including home appliances, lawn and garden equipment, apparel, mattresses, sporting goods and tools at prices that are significantly lower than manufacturers' suggested retail prices. As of August 3, 2013, we and our dealers and franchisees operated 1,250 stores across all 50 states as well as in Puerto Rico and Bermuda. Our principal executive offices are located at 5500 Trillium Boulevard, Suite 501, Hoffman Estates, Illinois 60192 and our telephone number is (847) 286-7000.

* * * * *

Sears Hometown and Outlet Stores, Inc.
Condensed Consolidated Statements of Income
(Unaudited)

	13 Weeks Ended		26 Weeks Ended
Thousands, except per share amounts	August 3, 2013	July 28, 2012	August 3, 2013	July 28, 2012
NET SALES	$656,899	$644,464	$1,258,016	$1,265,542
COSTS AND EXPENSES
Cost of sales and occupancy	508,502	484,478	955,370	946,857
Selling and administrative	130,928	124,073	258,116	245,977
Depreciation	2,050	2,228	4,392	4,533
Total costs and expenses	641,480	610,779	1,217,878	1,197,367
Operating income	15,419	33,685	40,138	68,175
Interest income (expense)	(642)	—	(1,231)	(669)
Other income	431	988	846	1,214
Income before income taxes	15,208	34,673	39,753	68,720
Income tax expense	(6,073)	(13,606)	(15,621)	(27,060)
NET INCOME	$9,135	$21,067	$24,132	$41,660

NET INCOME PER COMMON SHARE
ATTRIBUTABLE TO STOCKHOLDERS

Basic:	$0.40	$0.91	$1.04	$1.80
Diluted:	$0.40	$0.91	$1.04	$1.80

Basic weighted average common shares outstanding (1)	23,100	23,100	23,100	23,100
Diluted weighted average common shares outstanding (1)	23,106	23,100	23,102	23,100

(1) 23,100,000 shares outstanding effective upon completion of the Separation are used for all periods prior to the Separation.

Sears Hometown and Outlet Stores, Inc.
Condensed Consolidated Balance Sheets (Unaudited)

Thousands, except per share amounts	August 3, 2013	July 28, 2012	February 2, 2013
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$23,828	$564	$20,068
Accounts receivable	14,406	12,300	10,986
Merchandise inventories	445,607	404,036	428,437
Prepaid expenses and other current assets	14,213	2,051	14,321
Total current assets	498,054	418,951	473,812
PROPERTY AND EQUIPMENT, net	49,940	57,548	53,383
GOODWILL	167,000	167,000	167,000
LONG-TERM DEFERRED TAXES	66,068	—	69,001
OTHER ASSETS	26,680	26,343	22,607
TOTAL ASSETS	$807,742	$669,842	$785,803
LIABILITIES
CURRENT LIABILITIES
Short-term borrowings	$34,900	$—	$20,000
Payable to Sears Holdings Corporation	77,234	—	79,491
Accounts payable	21,784	22,760	31,830
Other current liabilities	75,998	78,236	83,211
Current portion of capital lease obligations	1,230	1,711	1,463
Deferred income taxes	—	17,595	—
Total current liabilities	211,146	120,302	215,995
CAPITAL LEASE OBLIGATIONS	250	1,170	769
OTHER LONG-TERM LIABILITIES	5,652	3,809	2,752
TOTAL LIABILITIES	217,048	125,281	219,516
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Common stock: $.01 par value;	232	—	231
Authorized shares: 404,000
Issued shares: 23,189
Outstanding shares: 23,189
Capital in excess of par value	556,849	—	556,575
Retained earnings	33,613	—	9,481
Divisional Equity, prior to the Separation	—	544,561	—
TOTAL STOCKHOLDERS' EQUITY	590,694	544,561	566,287
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$807,742	$669,842	$785,803

Sears Hometown and Outlet Stores, Inc.
Segment Results
(Unaudited)

Hometown
	13 Weeks Ended		26 Weeks Ended
Thousands, except for number of stores	August 3, 2013	July 28, 2012	August 3, 2013	July 28, 2012
Net sales	$503,934	$508,376	$948,737	$988,233
Comparable store sales %	(0.4)%	(0.7)%	(3.6)%	(0.3)%
Cost of sales and occupancy	388,505	387,321	722,389	749,907
Gross margin dollars	115,429	121,055	226,348	238,326
Margin rate	22.9%	23.8%	23.9%	24.1%
Selling and administrative	104,215	96,836	204,356	193,250
Selling and administrative expense as a percentage of net sales	20.7%	19.0%	21.5%	19.6%
Depreciation	745	791	1,611	1,626
Total costs and expenses	493,465	484,948	928,356	944,783
Operating income	$10,469	$23,428	$20,381	$43,450
Total Hometown stores	1,121	1,105	1,121	1,105

Outlet
	13 Weeks Ended		26 Weeks Ended
Thousands, except for number of stores	August 3, 2013	July 28, 2012	August 3, 2013	July 28, 2012
Net sales	$152,965	$136,088	$309,279	$277,309
Comparable store sales %	8.2%	(3.3)%	4.7%	1.2%
Cost of sales and occupancy	119,997	97,157	232,981	196,950
Gross margin dollars	32,968	38,931	76,298	80,359
Margin rate	21.6%	28.6%	24.7%	29.0%
Selling and administrative	26,713	27,237	53,760	52,727
Selling and administrative expense as a percentage of net sales	17.5%	20.0%	17.4%	19.0%
Depreciation	1,305	1,437	2,781	2,907
Total costs and expenses	148,015	125,831	289,522	252,584
Operating income	$4,950	$10,257	$19,757	$24,725
Total Outlet stores	129	123	129	123